Exhibit 99.1

News Release

JEPLAN, Inc., a Japanese PET chemical recycling technology company, to seek listing on NYSE through a business combination with AP Acquisition Corp

•	AP Acquisition has entered into a definitive business combination agreement with JEPLAN that sets JEPLAN’s equity value at $300 million; upon closing, the combined company expects to list the common shares in the form of American depositary shares (“ADS”) and warrants to purchase common shares in the form of ADSs on the New York Stock Exchange (“NYSE”) under the ticker symbols “JPL” and “JPL WS,” respectively.

•	Expected gross transaction proceeds of up to approximately $180 million, assuming no redemptions by AP Acquisition’s public shareholders, will be used to increase JEPLAN’s production capacity of chemically recycled polyethylene terephthalate (r-PET) resin with the intent of capturing a fast-growing market opportunity in global recycled PET products.

•	Closing of the transaction is targeted for the third or fourth quarter of 2023.

Tokyo, Japan, June 16, 2023 – AP Acquisition Corp (NYSE: APCA) (“AP Acquisition”), a special purpose acquisition company, announced today it has entered into a definitive business combination agreement with JEPLAN, Inc. and its affiliates (“JEPLAN” or the “Company”), a global leader in chemically recycled PET technology, pursuant to which JEPLAN intends to become a U.S. publicly listed company. The combined company will focus on accelerating the global expansion of JEPLAN’s pioneering and proven PET chemical recycling technology along with its production of recycled PET resin and technology license business. Upon closing of the transaction, the combined company will be named “JEPLAN Holdings, Inc.” and expects to list its common shares in the form of ADSs and warrants to purchase common shares in the form of ADSs on the NYSE under the ticker symbols “JPL” and “JPL WS,” respectively.

The transaction values the combined company at an estimated equity value of $480 million on a post-money basis (assuming no redemptions by AP Acquisition’s public shareholders).

JEPLAN utilizes its commercialized proprietary polyethylene terephthalate (“PET”) chemical recycling technology to produce recycled PET (“r-PET”) resin and Bis(2-Hydroxyethyl) terephthalate (“r-BHET”) resin from waste food packaging, plastic PET bottles, and waste polyester fiber, which can then be used for the manufacture and distribution of r-PET products, including PET bottles, textiles, and other plastic-based materials and products. JEPLAN’s aim is to realize a “circular economy” in which waste products are collected, recycled, and distributed back into the market for continued use. According to a 2019 Life Cycle Assessment survey by Japan’s Ministry of the Environment, the production of r-PET products from chemical recycling may achieve a 45% reduction in greenhouse gases compared to the production of virgin PET products.

JEPLAN currently operates two recycling facilities in Japan, with an additional chemical recycling and research and development facility under construction. JEPLAN’s main recycling facility is operated by its subsidiary, PET Refine Technology Co., Ltd. and is one of the first PET chemical recycling facilities in the world operating on a commercial scale.

Licensing Business

JEPLAN has been developing a PET chemical recycling technology called REWINDTM together with its partners since 2020, with the aim of licensing such technology to various chemical companies. Over the coming years, JEPLAN intends to dedicate more capital resources and enter into contractual arrangements with respect to the licensing of its intellectual property to various third party licensees.

Masaki Takao, Founder and CEO of JEPLAN, said “JEPLAN has been working very hard in order to realize our vision, “BRING everyone into circular economy”, and has been supported by many investors since our inception. We are now aiming to make our business more global by raising funds through listing on the NYSE. Today, as the first step towards achieving that goal, I am very happy to announce our entry into a business combination agreement with AP Acquisition Corp. Going forward, JEPLAN will use this funding to expand the reach of our innovative chemical recycling business to the rest of the world.”

Keiichi Suzuki, CEO of AP Acquisition, said “We are very pleased to announce the business combination with JEPLAN, which is a leading Japanese company in the “circular economy” space with its advanced chemical recycling technology. Mr. Masaki Takao is very committed to making JEPLAN a global leader in PET bottle chemical recycling. In pursuing sustainability in the world, plastic recycling is a crucial factor, and JEPLAN’s chemical recycling technology allows unlimited recycling of PET bottles. We are thrilled to support JEPLAN in becoming a global leader in pursuing sustainability.”

Transaction Overview

The combined company, which will be domiciled and headquartered in Japan, is expected to have an estimated equity value of approximately $480 million on a post-money basis, including up to approximately $180 million (gross) of cash held in AP Acquisition’s trust account, assuming no redemptions by AP Acquisition’s public shareholders.

JEPLAN’s management team, led by Mr. Masaki Takao (Chief Executive Officer, President, and Representative Director), Mr. Masayuki Fujii (Chief Financial Officer and Director) and Mr. Hiroki Sugiyama (Chief Operating Officer), will continue to lead the public company after completion of the transaction.

The business combination has been unanimously approved by the boards of directors of both JEPLAN and AP Acquisition, and is expected to be completed in the third or fourth quarter of 2023, subject to the approval of JEPLAN and AP Acquisition’s respective shareholders, and the satisfaction or the waiver of other customary closing conditions specified in the business combination agreement.

Advisors

Kirkland & Ellis is serving as international legal counsel, Mori, Hamada & Matsumoto is serving as Japanese legal counsel and Maples and Calder (Cayman) LLP is serving as Cayman legal counsel to AP Acquisition.

Greenberg Traurig, LLP is serving as U.S. legal counsel and Greenberg Traurig Tokyo Law Offices is serving as Japanese legal counsel to JEPLAN.

Extension of Deadline of Initial Business Combination

On June 16, 2023, AP Acquisition issued a non-interest bearing, unsecured promissory note in the aggregate principal amount of $1,725,000 (the “Note”) to AP Sponsor LLC (the “Sponsor”). The Sponsor will deposit $1,725,000 into AP Acquisition’s trust account on or prior to June 21, 2023 in order to extend the date by which AP Acquisition must complete a business combination from June 21, 2023 to September 21, 2023. The Note matures upon the closing of a business combination by AP Acquisition and will not be repaid in the event that AP Acquisition is unable to complete a business combination, unless there are funds available outside the trust account to do so.

About AP Acquisition

AP Acquisition is a blank check company incorporated as a Cayman Islands exempted company on April 22, 2021, for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses.

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the federal securities laws with respect to a potential business combination by and among JEPLAN Holdings, Inc., a Japanese corporation (“PubCo”), AP Acquisition Corp, a Cayman Islands exempted company (“SPAC”), JEPLAN MS, Inc., a Cayman Islands exempted company (“Merger Sub”), and JEPLAN, Inc., a Japanese corporation (“JEPLAN”) and related transactions (collectively, the “Potential Business Combination”), including statements regarding the benefits of the Potential Business Combination, the anticipated timing of the Potential Business Combination, the technologies and products and services offered by JEPLAN and the markets in which it operates, and JEPLAN’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “forecast,” “predict,” “expect,” “anticipate,” “estimate,” “intend,” “seek,” “strategy,” “future,” “outlook,” “target,” “opportunity,” “plan,” “potential,” “may,” “seem,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements include, but are not limited to, predictions, projections and other statements about future events that are based on current expectations and assumptions of JEPLAN’s, PubCo’s and SPAC’s management, whether or not identified in this document, and, as a result, are subject to risks and uncertainties. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by an investor as, a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of JEPLAN, PubCo, and SPAC. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including, but not limited to: (i) the risk that the Potential Business Combination may not be completed in a timely manner or at all, which may adversely affect the price of PubCo’s securities, (ii) the risk that the Potential Business Combination may not be completed by SPAC’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by SPAC, (iii) the failure to satisfy the conditions to the consummation of the Potential Business Combination, including the adoption of the business combination agreement by the respective shareholders of SPAC and JEPLAN, the satisfaction of the minimum cash amount following redemptions by SPAC’s public shareholders and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the Potential Business Combination, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement, (vi) the effect of the announcement or pendency of the Potential Business Combination on JEPLAN’s business relationships, performance, and business generally, (vii) risks that the Potential Business Combination disrupts current plans of JEPLAN and potential difficulties in its employee retention as a result of the Potential Business Combination, (viii) the outcome of any legal proceedings that may be instituted against JEPLAN or SPAC related to the business combination agreement or the Potential Business Combination, (ix) failure to realize the anticipated benefits of the Proposed Potential Business Combination, (x) the inability to maintain the listing of SPAC’s securities or to meet listing requirements and maintain the listing of PubCo’s securities on the NYSE, (xi) the risk that the price of PubCo’s securities may be volatile due to a variety of factors, including changes in the highly competitive industries in which PubCo plans to operate, variations in performance across competitors, changes in laws, regulations, technologies, natural disasters or health epidemics/pandemics, national security tensions, and macro-economic and social environments affecting its business, and changes in the combined capital structure, (xii) the inability to implement business plans, forecasts, and other expectations after the completion of the Potential Business Combination, identify and realize additional opportunities, and manage its growth and expanding operations, (xiii) the risk that JEPLAN may not be able to successfully expand its products and services domestically and internationally, (xiv) the risk that JEPLAN and its current and future collaborative partners are unable to successfully market or commercialize JEPLAN’s proposed licensing solutions, or experience significant delays in doing so, (xv) the risk that JEPLAN may never achieve or sustain profitability, (xvi) the risk that JEPLAN will need to raise additional capital to execute its business plan, which many not be available on acceptable terms or at all, (xvii) the risk relating to scarce or poorly collected raw materials for JEPLAN’s PET recycling business; (xviii) the risk that JEPLAN may not be able to consummate planned strategic acquisitions, including joint ventures in connection with its proposed licensing business, or fully realize anticipated benefits from past or future acquisitions, joint ventures, or investments; (xix) the risk that JEPLAN’s patent applications may not be approved or may take longer than expected, and that JEPLAN may incur substantial costs in enforcing and protecting its intellectual property; and (xx) the risk that JEPLAN may be subject to competition from current collaborative partners in the use of jointly developed technology once applicable collaborative arrangements expire. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors, any other factors discussed in this document and the other risks and uncertainties described in the “Risk Factors” sections of SPAC’s Annual Report on Form 10-K for the year ended December, 31, 2022, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 3, 2023 (the “2022 Form 10-K”), as such factors may be updated from time to time in SPAC’s filings with the SEC, the Registration Statement (as defined below) and proxy statement/prospectus contained therein. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. There may be additional risks that neither JEPLAN, PubCo, or SPAC presently know or that JEPLAN, PubCo, and SPAC currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. Forward-looking statements reflect JEPLAN’s, PubCo’s, and SPAC’s expectations, plans, or forecasts of future events and views only as of the date they are made. JEPLAN, PubCo, and SPAC anticipate that subsequent events and developments will cause JEPLAN’s, PubCo’s, and SPAC’s assessments to change. However, while JEPLAN, PubCo, and SPAC may elect to update these forward-looking statements at some point in the future, JEPLAN, PubCo, and SPAC specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing JEPLAN’s, PubCo’s, and SPAC’s assessments of any date subsequent to the date of this document. Accordingly, readers are cautioned not to put undue reliance on forward-looking statements, and JEPLAN, PubCo, and SPAC assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, unless required to by applicable securities law. Neither JEPLAN, PubCo, nor SPAC gives any assurance that PubCo will achieve its expectations.

Important Additional Information Regarding the Transaction

This document relates to the Potential Business Combination by and among PubCo, SPAC, Merger Sub, and JEPLAN. If the Proposed Potential Business Combination is pursued, PubCo intends to file with the SEC a registration statement on Form F-4 relating to the Potential Business Combination (the “Registration Statement”) that will include a proxy statement/prospectus of SPAC. The proxy statement/prospectus will be sent to all SPAC and JEPLAN shareholders. PubCo and SPAC also will file other documents regarding the Potential Business Combination with the SEC. Before making any voting decision, investors and security holders of SPAC and JEPLAN are urged to read the Registration Statement, the proxy statement/prospectus contained therein and all other relevant documents filed or that will be filed with the SEC in connection with the Potential Business Combination as they become available because they will contain important information about JEPLAN, SPAC, PubCo, and the Potential Business Combination.

Investors and security holders will be able to obtain free copies of the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by PubCo and SPAC through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by PubCo and SPAC may be obtained free of charge by written request to PubCo at 12-2 Ogimachi, Kawasaki-ku, Kawasaki-shi, Kanagawa, Japan or by telephone at +81 44-223-7898 , and to SPAC at 10 Collyer Quay, #37-00 Ocean Financial Center, Singapore or by telephone at +65 6808-6510.

Participants in the Solicitation

This document relates to the Potential Business Combination by and among PubCo, SPAC, Merger Sub, and JEPLAN. If the Proposed Potential Business Combination is pursued, PubCo intends to file with the SEC a registration statement on Form F-4 relating to the Potential Business Combination (the “Registration Statement”) that will include a proxy statement/prospectus of SPAC. The proxy statement/prospectus will be sent to all SPAC and JEPLAN shareholders. PubCo and SPAC also will file other documents regarding the Potential Business Combination with the SEC. Before making any voting decision, investors and security holders of SPAC and JEPLAN are urged to read the Registration Statement, the proxy statement/prospectus contained therein and all other relevant documents filed or that will be filed with the SEC in connection with the Potential Business Combination as they become available because they will contain important information about JEPLAN, SPAC, PubCo, and the Potential Business Combination.

Investors and security holders will be able to obtain free copies of the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by PubCo and SPAC through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by PubCo and SPAC may be obtained free of charge by written request to PubCo at 12-2 Ogimachi, Kawasaki-ku, Kawasaki-shi, Kanagawa, Japan or by telephone at +81 44-223-7898 , and to SPAC at 10 Collyer Quay, #37-00 Ocean Financial Center, Singapore or by telephone at +65 6808-6510.

No Offer or Solicitation

This document shall not constitute a “solicitation” as defined in Section 14 of the Securities Exchange Act of 1934, as amended. This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities in the Proposed Potential Business Combination shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Enquiries:

Keiichi Suzuki, CEO, AP Acquisition Corp

Email: info@apacquisitioncorp.com